EXHIBIT 4.6

Void after 5:00 p.m., New York City Time on January 15, 2014

Warrant to Purchase 753,194 Shares of Common Stock

WARRANT TO PURCHASE COMMON STOCK

OF

ASCENDIA BRANDS, INC.

THIS WARRANT, AND THE SECURITIES INTO WHICH IT IS EXERCISABLE (COLLECTIVELY, THE “SECURITIES”), HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE COMPANY WILL BE PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE.

FOR VALUE RECEIVED, Ascendia Brands, Inc., a corporation organized under the laws of Delaware (the “Company”), grants the following rights to Coty, Inc., and/or its assigns (the “Holder”):

ARTICLE I: DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Closing Bid Price” shall mean, on any date, the closing bid price (as reported by Bloomberg L.P.) of the Common Stock on the Principal Market or if the Common Stock is not traded on a Principal Market, the highest reported bid price for the Common Stock, as published by the National Association of Securities Dealers, Inc.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Corporate Office” shall mean the office of the Company (or its successor) at which at any particular time its principal business shall be administered.

“Exercise Date” shall mean any date on which the Holder gives the Company a Notice of Exercise in substantially the form attached as Appendix I hereto.

“Exercise Price” shall mean the Fixed Price per share of Common Stock, subject to adjustment as provided herein.

“Expiration Date” shall mean 5:00 p.m. (New York City time) on January 15, 2014.

“Fixed Price” shall mean US$0.1326.

“Marketable Securities” shall mean any securities that (i) can be immediately sold by the Holder to the general public without the necessity of any federal, state or local government consent, approval or filing (including any notice filings of the type required pursuant to Rule 144(h) under the Securities Act but excluding any notice filings of the type required pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended), and (ii) are listed on a national securities exchange.

“Market Value” shall have the meaning set forth in Section 2.2(b).

“Principal Market” shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange, the OTC Bulletin Board or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

“SEC” shall mean the United States Securities and Exchange Commission.

“Trading Day” shall mean any day that the Principal Market is open for trading.

“Warrant Shares” shall mean the shares of the Common Stock issuable upon exercise of this Warrant.

ARTICLE II: EXERCISE AND AGREEMENTS

2.1.        Exercise of Warrant; Sale of Warrant and Warrant Shares. (a) This Warrant shall entitle the Holder to purchase, at the Exercise Price, 753,194 shares of Common Stock. This Warrant shall be exercisable at any time and from time to time from the date hereof and prior to the Expiration Date (the “Exercise Period”). This Warrant and the right to purchase Warrant Shares hereunder shall expire and become void on the Expiration Date.

2.2.        Manner of Exercise.

(a)          The Holder may exercise this Warrant at any time and from time to time during the Exercise Period, in whole or in part (but not in denominations of fewer than 10,000 Warrant Shares, except upon an exercise of this Warrant with respect to the remaining balance of Warrant Shares purchasable hereunder at the time of exercise), by delivering to the Company (i) a duly executed Notice of Exercise in substantially the form attached as Appendix I hereto, (ii) the certificate representing the Warrants and (iii) a bank cashier’s or certified check for the aggregate Exercise Price of the Warrant Shares being purchased.

(b)          The Holder may, in lieu of exercising or converting this Warrant pursuant to the terms of Section 2.2(a) elect to exchange this Warrant, in whole or in part (except as to a fractional share), at any time and from time to time during normal business hours on any business day on or prior to the Expiration Date by (i) delivering to the Company a written notice, in the form attached hereto as Exhibit B (the “Exchange Notice”), duly executed by the Holder, specifying the number of Warrant Shares (without giving effect to any adjustment thereto) to be issued to the Holder as a result of such exchange, and (ii) surrendering this Warrant to the Company, properly endorsed by the Holder (or if this Warrant has been destroyed, stolen or has otherwise been misplaced, by delivering to the Company an affidavit of loss duly executed by the Holder), and the Holder shall thereupon been entitled to receive the number of Warrant Shares equal to the product of (A) the number of Warrant Shares issuable upon exercise of this Warrant (or, if only a portion of this Warrant is being exercised, issuable upon the exercise of such portion) for cash, determined as provided in Section 2.1, and (B) a fraction, the numerator of which is the Market Value per share of Common Stock at the time of such exercise minus the Exercise Price in effect at the time of such exercise, and the denominator of which is the Market Value per share of Common Stock at the time of such exercise, such number of shares so issuable upon such exchange to be rounded up or down to the nearest whole number of shares of Common Stock. The “exchange” of this Warrant pursuant to this Section 2.2(b) is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. For the purpose hereof, “Market Value” shall mean the average Closing Bid Price of a share of Common Stock during the ten (10) Trading Days ending on the Exercise Date.

(c)          Notwithstanding the provisions of this Section 2.2, the Holder shall not have the right to exercise this Warrant to the extent that such right to exercise this Warrant would result in the Holder or any of its affiliates beneficially owning more than 5% of the outstanding shares of Common Stock, unless the Holder gives written notice not less than 65 days in advance to the Company of the Holder’s intention to exceed such limitation. For purposes of this paragraph (c), beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this paragraph (c) may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of not less than a majority of the outstanding shares of Common Stock shall approve, in writing, such alteration, amendment, deletion or change.

2.3.        Termination. All rights of the Holder in this Warrant, to the extent they have not been exercised, shall terminate on the Expiration Date.

2.4.        No Rights Prior to Exercise. This Warrant shall not entitle the Holder to any voting or other rights as a stockholder of the Company.

2.5.        Fractional Shares. No fractional shares shall be issuable upon exercise of this Warrant, and the number of Warrant Shares to be issued shall be rounded to the nearest whole number.

2.6.        Adjustments to Exercise Price and Number of Securities.

(a)          Adjustment of Exercise Price and Number of Shares Upon Issuance of Common Stock. If and whenever on or after the date hereof, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than (i) Excluded Securities (as defined herein) and (ii) shares of Common Stock that are issued or deemed to have been issued by the Company in connection with an Approved

Stock Plan (as defined herein) or upon issuance, exercise or conversion of the Other Securities (as defined herein)) for a consideration per share less than a price (the “Applicable Price”) equal to the Exercise Price in effect immediately prior to such issuance or sale, then immediately after such issue or sale (i) before the two (2) year anniversary of the issuance of this Warrant, the Exercise Price then in effect shall be reduced to an amount equal to such consideration per share and (ii) after the two (2) year anniversary of the issuance of this Warrant, the Exercise Price shall (until another such issuance or sale) be reduced to the price determined by multiplying the Exercise Price then in effect by a fraction:

(i)          The numerator of which shall be equal to the sum of (X) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale plus, (Y) the total number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such additional shares of Common Stock so issued would purchase at a price per share equal to the Exercise Price then in effect, and

(ii)         The denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock;

provided, however, that in no event shall the Exercise Price be adjusted pursuant to this computation to an amount in excess of the Exercise Price in effect immediately prior to such computation, except in the case of a combination of outstanding shares of Common Stock, as provided by Section 2.6(d) hereof; and further provided that in no event shall the Exercise Price be reduced below $.001.

(b)          Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 2.6(a) above, the following shall be applicable:

(i)           Issuance of Options. If after the date hereof, the Company in any manner grants any rights, warrants or options to subscribe for or purchase Common Stock or convertible securities (“Options”) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any convertible securities issuable upon exercise of any such Option is less than the Exercise Price then in effect, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2.6(b)(i), the lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such convertible securities shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option or upon conversion or exchange of any other convertible security other than this Debenture issuable upon exercise of such Option. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such convertible securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such convertible securities.

(ii)         Issuance of Convertible Securities. If the Company in any manner issues or sells any convertible securities after the date hereof and the lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange thereof is less than the Exercise Price then in effect, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such convertible securities for such price per share. For the purposes of this Section 2.6(b)(ii), the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the convertible security and upon conversion or exchange of such convertible security. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such convertible securities, and if any such issue or sale of such convertible securities is made upon exercise of any Options for which adjustment of the Exercise Price had been or are to be made pursuant to other provisions of this Section 2.6(b), no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii)        Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any convertible securities, or the rate at which any convertible securities are convertible into or exchangeable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or convertible securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of shares of Common Stock issuable upon conversion of this Debenture shall be correspondingly readjusted. For purposes of this Section 2.6(b)(iii), if the terms of any Option or convertible security that was outstanding as of the date hereof are changed in the manner described in the immediately preceding sentence, then such Option or convertible security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment pursuant to this Section 2.6(b) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(c)          Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Sections 2.6(a) and 2.6(b), the following shall be applicable:

(i)           Calculation of Consideration Received. If any Common Stock, Options or convertible securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefore will be deemed to be the net amount received by the Company therefore. If any Common Stock, Options or convertible securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of Marketable Securities, in which case the amount of consideration received by the Company will be the market price of such securities on the date of receipt of such securities. If any Common Stock, Options or convertible securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefore will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or convertible securities, as the case may be. The fair value of any consideration other than cash or Marketable Securities will be determined jointly by the Company and the holders of the Warrant representing at least two-thirds of the shares of Common Stock issuable upon conversion of the Warrant then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of the Warrant representing at least two-thirds of the shares of Common Stock issuable upon exercise of the Warrant then outstanding. The determination of such appraiser shall be final and binding upon all parties and the fees and expenses of such appraiser shall be borne by the Company.

(ii)         Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.001.

(iii)        Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

(iv)        Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in convertible securities or (2) to subscribe for or purchase Common Stock, Options or convertible securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d)          Adjustment of Exercise Price upon Subdivision or Combination of Common Stock. If the Company at any time after the date hereof subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, any Exercise Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time after the date hereof combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, any Exercise Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 2.6(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)          Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the date hereof, then, in each such case any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (A) the numerator shall be the Closing Bid Price of the Common Stock on the trading day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (B) the denominator shall be the Closing Bid Price of the Common Stock on such record date (or if the record date is not a trading day, the first trading day immediately after such record date.

(f)          Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2.6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price so as to protect the rights of the holders of the Warrant; provided, except as set forth in Section 2.6(d), that no such adjustment pursuant to this Section 2.6(f) will increase the Exercise Price as otherwise determined pursuant to this Section 2.6.

(g)          Notices.

(i)           Immediately upon any adjustment of the Exercise Price, the Company will give written notice thereof to the holder of this Warrant, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(ii)         The Company will give written notice to the holder of this Warrant at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(h)          Definitions:

(i)           “Approved Stock Plan” means (i) any employee benefit plan or (ii) an employment agreement with any employee, which in either case, has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company or any of its subsidiaries.

(ii)         “Excluded Securities” means (X) securities issued pursuant to the Securities Purchase Agreement, dated as of January 15, 2008, by and among the Company and the investor named therein, as such agreements may be amended from time to time, including, without limitation, any Common Stock issued pursuant to exercise or conversion of any securities issued pursuant to such agreements, or (Y) any of the following: (a) any issuance by the Company of securities in connection with a strategic partnership or a joint venture, (b) any issuance by the Company of securities as consideration for a merger or consolidation or the acquisition of a business, product, license, or other assets of another person or entity and (c) options to purchase shares of Common Stock pursuant to employees pursuant to an Approved Stock Plan, provided that any security or securities described in either clause (a) or clause (b) shall be deemed to be “Excluded Securities” only if such securities are issued for consideration having a fair market value (as determined by the Company’s Board of Directors in good faith) not less than one hundred percent of the fair market value of such securities. For example, any share of Common Stock so issued would only be deemed to be an Excluded Security if issued for consideration having a fair market value equal to the Market Value per share of Common Stock.

(iii)         “Other Securities” means (X) those options or warrants of the Company issued prior to, and outstanding on, the date hereof, (Y) the shares of Common Stock issuable on exercise of such options and warrants, and (Z) Common Stock issuable upon conversion or exercise of any convertible notes, convertible preferred stock or warrants or options outstanding on the date this Warrant was originally issued, including without limitation Common Stock issuable upon conversion of the share of Series C Preferred Stock.

2.7.        Purchase For Own Account. The Holder is acquiring the Warrants solely for its own account and not with a view to or for sale in connection with distribution. The Holder does not have a present intention to sell the Warrants, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Warrants to or through any person or entity; provided, however, that by making the representations herein and subject to Section 2.11 below, the Holder does not agree to hold the Warrants or the Warrant Shares for any minimum or other specific term and reserves the right to dispose of the Warrant Shares or the Warrants at any time in accordance with federal and state securities laws applicable to such disposition. The Holder acknowledges that it is able to bear the financial risks associated with an investment in the Warrants and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

2.8.        Status of Holder. The Holder is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In no event may the Holder exercise this Warrant in whole or in part unless the Holder is an “accredited investor” as defined in Regulation D under the Securities Act.

2.9.        Opportunities for Additional Information. The Holder acknowledges that such Holder has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of such Holder’s personal knowledge of the Company’s affairs, such Holder has asked such questions and received answers to the full satisfaction of such Holder, and such Holder desires to invest in the Company.

2.10.      No General Solicitation. The Holder acknowledges that the Warrants were not offered to such Holder by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Holder was invited by any of the foregoing means of communications.

2.11.      Rule 144. The Holder understands that the Warrants and the Warrant Shares must be held indefinitely unless such securities are registered under the Securities Act, or an exemption from registration is available. The Holder acknowledges that the Holder is familiar with Rule 144 of the rules and regulations of the Securities and Exchange Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such person has been advised that Rule 144 permits resales only under certain circumstances. The Holder understands that to the extent that Rule 144 is not available, the Holder will be unable to sell any Warrants or Warrant Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

ARTICLE III: MISCELLANEOUS

3.1.        Transfer. This Warrant may not be offered, sold, transferred, pledged, assigned, hypothecated or otherwise disposed of, in whole or in part, at any time, except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of an investment representation letter and a legal opinion reasonably satisfactory to the Company).

3.2.        Transfer Procedure. Subject to the provisions of Section 3.1, the Holder may transfer or assign this Warrant by giving the Company notice setting forth the name, address and taxpayer identification number of the transferee or assignee, if applicable (the “Transferee”), and surrendering this Warrant to the Company for reissuance to the Transferee and, in the event of a transfer or assignment of this Warrant in part, the Holder. (Each of the persons or entities in whose name any such new Warrant shall be issued are herein referred to as a “Holder”).

3.3.        Loss, Theft, Destruction or Mutilation. If this Warrant shall become mutilated or defaced or be destroyed, lost or stolen, the Company shall execute and deliver a new Warrant in exchange for and upon surrender and cancellation of such mutilated or defaced Warrant or, in lieu of and in substitution for such Warrant so destroyed, lost or stolen, upon the Holder filing with the Company an affidavit that such Warrant has been so mutilated, defaced, destroyed, lost or stolen. However, the Company shall be entitled, as a condition to the execution and delivery of such new Warrant, to demand that the Holder indemnify the Company in respect of losses arising solely out of such loss, theft, destruction or mutilation pursuant to a mutually acceptable indemnification agreement on terms and conditions customary in such circumstances and payment of the expenses and charges incurred in connection with the delivery of such new Warrant. Any Warrant so surrendered to the Company shall be canceled.

3.4.        Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if delivered personally or (b) if sent by e-mail, facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the party to whom it is directed at the address provided by the Company or the Holder, as the case may be. Notices delivered personally shall be effective on the day so delivered, notices sent by registered or certified mail shall be effective five (5) days after mailing, notices sent by e-mail, facsimile shall be effective when receipt is acknowledged (including, without limitation, electronic or mechanical acknowledgement), and notices sent by courier guaranteeing next day delivery shall be effective on the earlier of the second (2nd) business day after timely delivery to the courier or the day of actual delivery by the courier.

3.5.        Waiver. This Warrant and any term hereof may be changed, waived, or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

3.6.        Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law. Any action to enforce the terms of this Warrant shall be exclusively heard in the county, state and federal Courts of New York and Country of the United States of America.

3.7.        Signature. In the event that any signature on this Warrant is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same, with the same force and effect as if such facsimile signature page were an original thereof.

3.8.        Legal Fees. In the event any person or entity commences a legal action or proceeding to enforce its rights under this Warrant, the non-prevailing party to such action or proceeding shall pay all reasonable and necessary costs and expenses (including reasonable and necessary attorney’s fees) incurred in enforcing such rights.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company has executed this Warrant as of the 15th day of January, 2008.

ASCENDIA BRANDS, INC.

By:  /s/ Steven R. Scheyer

APPENDIX I

NOTICE OF EXERCISE

1.	The undersigned hereby elects (please check the appropriate box and fill in the blank spaces):

☐ to purchase ______ shares of Common Stock, $.001 par value per share, of Ascendia Brands, Inc. at $___ per share for a total of $______ and pursuant to the terms of the attached Warrant, and tenders herewith payment of the aggregate Exercise Price of such Warrant Shares in full; or

☐ to purchase _______ shares of Common Stock, $.001 par value per share, of Ascendia Brands, Inc. pursuant to the cashless exercise provision under Section 2.2 (b) of the attached Warrant, and tenders herewith the number of Warrant Shares to purchase such Warrant Shares based upon the formula set forth in Section 2.2 (b).

2.	Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:
Dated:____________________	By___________________________
Name:
Title: